Exhibit 2.1

Execution Version

PURCHASE AGREEMENT

January 3, 2026

This PURCHASE AGREEMENT, dated as of January 3, 2026 (the "Agreement") is entered into by and among Cable One, Inc., a Delaware corporation, Major Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of CABO, Mega Broadband Investments Holdings LLC, a Delaware limited liability company (the “Company”), Mega Broadband Blocker, LLC, a Delaware limited liability company, GTCR Fund XII/C LP, a Delaware partnership and GTCR Fund XII/B LP, a Delaware partnership, solely in its capacity as representative of the Equityholders (as defined in the Call / Put Merger Agreement). Capitalized terms used but not otherwise defined shall have the meaning set forth in the LLC Agreement (as defined below).

Reference is made to that certain Third Amended and Restated Limited Liability Company Agreement of the Company, dated December 20, 2024, by and among the Company and its unitholders (the "LLC Agreement").

On January 2, 2026, the Put Exercise Notice was delivered in accordance with the LLC Agreement.

The parties hereto will comply with their obligations under the LLC Agreement, including Schedule B and Schedule C thereto. Without limiting the generality of the foregoing, the undersigned parties will enter into the Call / Put Merger Agreement in the form attached to the LLC Agreement, and consummate the transactions contemplated thereby, on the date required by Schedule C to the LLC Agreement.

The provisions of Section 8.6 (Amendment or Supplement), Section 8.8 (Assignment), Section 8.9 (Counterparts), Section 8.11 (Governing Law; Jurisdiction), Section 8.12 (Specific Enforcement), 8.13 (Waiver of Jury Trial), Section 8.14 (Notices), Section 8.15 (Severability), Section 8.16 (Definitions), and Section 8.19 (Delivery by Electronic Transmission) of the Call / Put Merger Agreement are hereby incorporated herein to apply to this Agreement, mutatis mutandis.

This Agreement and the LLC Agreement and the documents contemplated hereby and thereby constitute the complete agreement among the parties hereto regarding the matters contemplated hereby and thereby. In the event of any discrepancy between this Agreement and the LLC Agreement, the LLC Agreement will govern in all respects. If any term contained in this Agreement is held by a court of competent jurisdiction or other governmental authority to be invalid, void or unenforceable, then the remainder of the terms contained in this Agreement shall remain in full force and effect and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable term had never been contained herein.

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In witness whereof, the parties hereto have executed this Agreement effective as of the date first above written.

CABLE ONE, INC.

By:	/s/ Christopher J. Arntzen
	Name:	Christopher J. Arntzen
	Title:	SVP, General Counsel and Secretary

MAJOR MERGER SUB LLC

By:	/s/ Christopher J. Arntzen
	Name:	Christopher J. Arntzen
	Title:	Secretary

Signature Page to Short Form Purchase Agreement

MEGA BROADBAND INVESTMENTS HOLDINGS LLC

By:	/s/ Andrew Parrott
	Name:	Andrew Parrott
	Title:	Chief Executive Officer

MEGA BROADBAND BLOCKER, LLC

By:	/s/ Cameron Rouzer
	Name:	Cameron Rouzer
	Title:	Vice President and Secretary

GTCR FUND XII/C LP

By:	/s/ Mark Anderson
	Name:	Mark Anderson
	Title:	Authorized Signatory

GTCR FUND XII/B LP

By:	/s/ Mark Anderson
	Name:	Mark Anderson
	Title:	Authorized Signatory

Signature Page to Short Form Purchase Agreement